UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

TOPSPIN MEDICAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hama’apilim 5 Kfar Shmaryahu, Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-9-9554333

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2011, the board of directors of TopSpin Medical, Inc. (the “Company”) elected Eitan Shtarkman, 53, its Chief Executive Officer, and Ascher Shmulewitz, 54, to serve as directors on the Company’s board of directors.

From January 2009 until joining the Company as Chief Executive Officer in February of 2011, Mr. Shtarkman worked as an entrepreneur in the dental medicine arena. He participated in the founding and management of three companies during this period: Precise Implant Systems, which manufactures dental implants based on proprietary technology; IGS Dental, which creates real-time positioning and monitoring technology for dental implant surgery; and ChainPlant, which developed the first dental implant system capable of being extended or shortened. Between January 2005 and December 2008, Mr. Shtarkman served as Chief Executive Officer of Chmir-Nir, a public Israeli avionics company. Mr. Shtarkman holds a B. Sc. in Physics from Tel Aviv University and a diploma from The Institute of Capital Market Studies.

Mr. Shmulewitz is the Company’s controlling shareholder and owns 88.98% of the outstanding voting securities of the Company. Since 2002, Mr. Shmulewitz has led and managed Medgenesis Partners Ltd., an Israeli company that invests in, develops and commercializes innovative products, technologies and devices in various medical and wellness fields, aimed at improving the health and well-being of consumers and patients, and assisting medical practitioners. Dr. Shmulewitz holds a Ph.D in Engineering from Tel Aviv University and an MD from the Israel Institute of Technology (Technion).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: March 11, 2011	By: /s/ Eitan Shtarkman Name: Eitan Shtarkman Title: Chief Executive Officer